Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
OM GROUP COMPLETES ACQUISITION OF EAGLEPICHER TECHNOLOGIES
CLEVELAND — February 1, 2010 — OM Group, Inc. (NYSE: OMG) today announced that it has completed its previously announced acquisition of EaglePicher Technologies, LLC (EaglePicher) from EaglePicher Corporation for $172 million, plus customary post closing adjustments. The transaction was funded by OMG’s existing cash and credit facility.
“EaglePicher becomes the cornerstone of OM Group’s portable power business, one of our primary growth platforms,” said Joseph M. Scaminace, chairman and chief executive officer. “It adds broad R&D and technical expertise in battery chemistries and technologies, which will be critical to our growth in battery and battery materials applications.”
EaglePicher will be a wholly owned subsidiary of OM Group and be led by its current management team. Randy Moore, EaglePicher’s president, will report to Scaminace. The subsidiary will become a new reporting segment for OM Group called Battery Technologies.
Based in Joplin, MO, EaglePicher is a leader in designing and manufacturing batteries, battery management systems and energetic devices for the defense, aerospace and medical industries. For more than 50 years, the company has provided a broad product line of technically differentiated, high-performance products and solutions to industry leading corporations. EaglePicher is also actively pursuing opportunities that would leverage its advanced power storage technologies to serve the rapidly growing alternative energy market.
The acquisition of EaglePicher reflects OM Group’s continuing strategic transformation as a leading global solutions provider for high-growth, industrial and consumer niche end markets, bringing specialty chemicals, advanced materials and unique technologies crucial to the performance of its customers’ products.
“With this key addition to our portfolio, we have created an effective channel through which to move our battery business closer to the end user,” said Scaminace. “Moreover, we are capitalizing on the rising demand for clean, reliable portable power and more mobile electronic devices that minimize the environmental impact. This acquisition further extends OM Group’s position in the production of value-added solutions for emerging, high-growth markets such as alternative energy and electric vehicles.”
In fiscal year 2009, EaglePicher recorded revenues of approximately $126 million, of which approximately 60 percent came from its defense business, approximately 33 percent from its aerospace business and the balance from its medical and other businesses.

About OM Group, Inc.
OM Group, Inc. is a leading global solutions provider of specialty chemicals, advanced materials, electrochemical energy storage, and unique technologies crucial to enabling our customers to meet increasingly stringent market and application requirements. The company serves a wide variety of sectors, including rechargeable batteries, electronic devices, cutting tools, petrochemical catalysts, electronics manufacturing, industrial coatings, defense, aerospace, and medical devices. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia and Africa. For more information, visit the company’s Web site at http://www.omgi.com/.
For more information, contact: Troy Dewar, director, investor relations, at +1-216-263-7765.
FORWARD-LOOKING STATEMENTS
The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the potential impact that the current global economic and financial market crisis may have on our business and operations, including future goodwill impairments; the direction and pace of our strategic transformation, including identification of and the ability to finance potential acquisitions; the operation of our critical business facilities without interruption; the speed and sustainability of price changes in cobalt; the potential for lower of cost or market write-downs of the carrying value of inventory necessitated by decreases in the market price of cobalt or the selling prices of the Company’s finished products; the availability of competitively priced supplies of raw materials, particularly cobalt; the demand for metal-based specialty chemicals and products in the Company’s markets; the impact of environmental regulations on our operating facilities and the impact of new or changes to current environmental, health and safety laws on our products and their use by our customers; the effect of fluctuations in currency exchange rates on the Company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the effect of changes in domestic or international tax laws; and the general level of global economic activity and demand for the Company’s products.